POWER OF ATTORNEY

Each undersigned Trustee of Advisor Managed Portfolios (the “Trust”) hereby appoints Russell B. Simon, Eric T. McCormick, and Scott A. Resnick, each an officer of the Trust, individually with power of substitution or resubstitution, his or her true and lawful attorneys-in-fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, the Securities Act of 1933, and the Securities Exchange Act of 1934 (collectively, the “Acts”), and any rules, regulations or requirements of the U.S. Securities and Exchange Commission in respect thereof, filing by the Trust of the Registration Statements on Form N-14 relating to the Proposed reorganization of the 1919 Financial Services Fund, 1919 Socially Responding Balanced Fund, 1919 Maryland Tax-Free Income Fund, and 1919 Variable Socially Responsive Balanced Fund, each a series of Trust for Advised Portfolios, into the 1919 Financial Services Fund, 1919 Socially Responding Balanced Fund, 1919 Maryland Tax-Free Income Fund, and 1919 Variable Socially Responsive Balanced Fund, each a series of the Trust, pursuant to the Acts, and any amendments thereto, signing in the name and on behalf of the undersigned as a Trustee of the Trust any and all such filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue hereof.

Each undersigned Trustee hereby executes this Power of Attorney as of the 10th day of July 2023.

Name	Title

/s/ Brian S. Ferrie	Independent Trustee
Brian S. Ferrie

/s/ Wan-Chong Kung	Independent Trustee
Wan-Chong Kung

/s/ Christopher E. Kashmerick	Trustee
Christopher E. Kashmerick